Pricing Supplement No. 101 Dated January 4, 1996, to
Prospectus Dated November 9, 1994 as Supplemented by
Prospectus Supplement Dated March 22, 1995

ASSOCIATES CORPORATION OF NORTH AMERICA MEDIUM TERM SENIOR NOTES,
SERIES H

$10,000,000 principal amount of the Series H Notes, bearing interest at 6.00% per annum and maturing on January 9, 2003, are being sold by the Company to CS First Boston Corporation at a price of 99.932% of their principal amount. Such Notes may be offered to the public at varying prices depending upon market conditions at the time of resale, as determined by CS First Boston Corporation.

The Notes to which this Pricing Supplement relates will be Fixed Rate Notes and will be initially issued as Book Entry Notes for settlement on January 9, 1996.

Prior to this Pricing Supplement, $860,745,000 aggregate principal amount of the Series H Notes offered pursuant to the Prospectus
Supplement dated March 22, 1995 to the Prospectus dated
November 9, 1994 has been sold at the interest rates then in effect.
On November 16, 1995 the Company reduced the amount of the aggregate principal amount of the Series H Notes available for sale under the Prospectus and the Prospectus Supplement referred to above by $100,000,000 from $1,500,000,000 to $1,400,000,000.

Recent Financial Information

The following summary of certain consolidated financial information of the Company has been derived principally from information and financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 1995 (in millions):

                                   Year Ended or   Nine Months Ended
                                   at December 31  or at September 30
                                     1994           1994      1995
                                                     (Unaudited)

Revenue                            $ 4,387.9     $ 3,176.6     $ 3,973.3
Earnings Before Provision for
 Income Taxes                      $   972.6     $   712.7     $   833.2
Net Earnings                       $   603.5     $   444.3     $   526.9
Finance Receivables (net of
unearned finance income and
allowance for losses)              $30,043.3     $28,743.9     $34,004.8
Stockholders' Equity               $ 3,786.1     $ 3,703.0     $ 4,334.3

                        ----------------------------

                       Recent Developments

On October 12, 1995, Ford Motor Company ("Ford"), the ultimate parent of the
Company, announced that it is reviewing its own possible strategic actions, which could include a partial sale of the Company's immediate parent corporation, Associates First Capital Corporation. Ford has stated that whether any transaction would occur, and the possible timing of any such transaction, have not been determined.
